EXHIBIT 10.1

EXECUTION VERSION

PRIVILEGED & CONFIDENTIAL

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of February 20, 2024 (“Effective Date”) by and between Fresh Tulips USA, LLC, a Virginia limited liability company (together with any Affiliate (as defined below) of Fresh Tulips USA, LLC, the “Company”), and Werner Frank Jansen (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, reference is hereby made to that certain agreement for sale and purchase of shares in the share capital of Bloomia B.V. (the “Parent”), by and among Botman Bloembollen B.V., Employee and Mr. H.J. Strengers (“Sellers”), Tulipa Acquisitie Holding B.V. (“Purchaser”), and Tulp 24.1, LLC (“US Purchaser”), pursuant to which Purchaser will acquire all issued and outstanding shares in the share capital of the Parent held by Botman Bloembollen B.V. and Mr. H.J. Strengers, and US Purchaser will acquire all issued and outstanding shares in the share capital of the Parent held by Employee (the “Transaction”);

WHEREAS, the Company is a wholly-owned subsidiary of the Parent;

WHEREAS, pursuant to the terms and conditions of the Purchase Agreement, Employee’s and the Parent’s execution of this Agreement are conditions to the consummation of the Transaction;

WHEREAS, Employee has been employed by the Company pursuant to an employment contract dated July 2, 2020, as subsequently amended in writing July 1, 2022 (the “Prior Employment Agreement”);

WHEREAS, the Company and Employee are parties to a Performance Bonus Plan Agreement dated July 2, 2020, as subsequently amended in writing July 1, 2022, February 16, 2023, and January 24, 2024 (the “Bonus Agreement”);

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue to be employed by the Company;

WHEREAS, on February 20, 2024, the Company provided to Employee letter that memorializes the terms of Employee’s cash incentive compensation as an employee of the Company for the Company’s fiscal year ending December 31, 2024 (the “2024 Bonus Plan”);

WHEREAS, the Company and Employee desire to enter into this Agreement, which together with the 2024 Bonus Plan will supersede and replace the Prior Employment Agreement and the Bonus Agreement in their entirety, and the Company and Employee intend that this Agreement and the 2024 Bonus Plan will govern the terms of Employee’s employment with the Company after the Effective Date;

WHEREAS, Employee has been employed by the Company, and will continue to be employed by the Company, in a position of trust and confidence, and has had access to, and will continue to have access to, proprietary confidential and/or trade secret information of the Company;

WHEREAS, Employee acknowledges that the Company has expended substantial time and resources to develop proprietary confidential and/or trade secret information and to develop valuable relationships and goodwill within its industry;

WHEREAS, Employee acknowledges that the Company operates in a highly competitive environment and the importance to the Company of ensuring the Employee’s loyalty and protection of the Company’s actual and prospective customers, business relations, employees, and confidential information.

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NOW, THEREFORE, in consideration of the continued employment of Employee by the Company, and further in consideration of the salary, wages or other compensation and benefits to be provided by the Company to Employee, which Employee acknowledges and agrees includes a base salary increase, and for additional mutual covenants and conditions, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending legally to be bound, hereby agree as follows:

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Agreement, the Parties agree as follows:

1. Nature and Capacity of Employment.

1.1 Title and Duties. Effective as of Effective Date, the Company will employ Employee as its Chief Executive Officer, pursuant to the terms and conditions set forth in this Agreement. Employee will report to Chief Executive Officer of Lendway, Inc. and shall perform such duties and responsibilities for the Company (including any Affiliate) as assigned to Employee from time to time consistent with Employee’s position. “Affiliate” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trustee or trust, a joint venture, or an unincorporated organization, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Fresh Tulips USA, LLC, including without limitation the Parent, Purchaser and US Purchaser. Employee shall serve the Company faithfully and to the best of Employee’s ability and shall at all times act in accordance with the law. Employee shall devote Employee’s full working time, attention and efforts to performing Employee’s duties and responsibilities under this Agreement and advancing the Company’s business interests. Employee shall follow applicable policies and procedures adopted by the Company from time to time, including those relating to business ethics, conflict of interest and non-discrimination. Employee shall not, without the prior written consent of the Company, accept other employment or engage in other business activities during Employee’s employment with the Company that may prevent Employee from fulfilling the duties or responsibilities as set forth in or contemplated by this Agreement. Employee may, however, manage personal and family investments and affairs, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Employee’s responsibilities hereunder.

1.2 Location. Employee’s employment will be based at the Company’s headquarters in Virginia. Employee acknowledges and agrees that Employee’s position, duties and responsibilities will some regular travel, both in the U.S. and internationally.

2. Term. Unless terminated at an earlier date in accordance with Section 8, the term of Employee’s employment with the Company under the terms and conditions of this Agreement will be for the period commencing on the Effective Date and ending on the two (2) year anniversary of the Effective Date (the “Initial Term”). On the two (2) year anniversary of the Effective Date, and on each succeeding one-year anniversary of the Effective Date (each an “Anniversary Date”), the Term shall be automatically extended until the next Anniversary Date (each a “Renewal Term”), subject to termination on an earlier date in accordance with Section 8 or unless either Party gives written notice of non-renewal to the other Party at least ninety (90) days prior to the Anniversary Date on which this Agreement would otherwise be automatically extended that the Party providing such notice elects not to extend the Term. The Initial Term together with any Renewal Terms is the “Term.” If Employee remains employed by the Company after the Term ends for any reason, then such continued employment shall be according to the terms and conditions established by the Company from time to time (provided that any provisions of this Agreement that by their terms survive the termination of the Term shall remain in full force and effect).

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3. Compensation, Benefits and Business Expenses.

3.1 Base Salary. As of the Effective Date, the Company agrees to pay Employee an annualized base salary of $300,000.00 (hereinafter referred to as the “Base Salary”). The Base Salary will be earned by Employee on a pro rata basis as Employee performs services and shall be paid according to the Company’s normal payroll practices.

3.2 Annual Incentive Bonus. While Employee is employed by the Company, Employee will be eligible to participate in such annual incentive compensation program as may be approved, amended or replaced from time to time by the Company and for which Employee meets the eligibility criteria, subject to the terms and conditions of any such program, including measuring Employee’s performance against metrics established by the Company. For calendar year 2024, Employee’s target bonus shall equal fifty percent (50%) of Employee’s annualized Base Salary for 2024, and Employee will be eligible to earn an additional growth bonus pursuant to the terms and conditions of Employee’s 2024 annual bonus plan as established by the Company in the 2024 Bonus Plan.

3.3 Employee Benefits. While Employee is employed by the Company during the

Term, Employee shall be entitled to participate in the retirement plans, equity compensation plans, health plans, and all other employee benefits made available by the Company, and as they may be changed from time to time. Employee acknowledges and agrees that Employee will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Company is under no obligation to Employee to establish and maintain any employee benefit plan in which Employee may participate.

3.4 Paid Time Off. While Employee is employed by the Company during the Term, Employee shall be eligible for up to 28 days of paid time off per calendar year in accordance with the Company’s policies then in effect. Paid time off may be used for illness or other personal business, or as vacation time off at such times so as not to materially disrupt the operations of the Company, or as required under applicable law.

3.5 Business Expenses. While Employee is employed by the Company during the Term, the Company shall reimburse Employee for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by Employee in the performance of Employee’s duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

4. Protection of Confidential Information.

4.1 Definition of Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean any information which the Employee has learned or developed, or learns or develops, during the Employee’s employment with the Company (including during any period of Employee’s employment with the Company prior to the Effective Date) that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, and includes, but is not limited to, trade secrets, financial information, personnel information, and information relating to such matters as existing or contemplated products, services, profit margins, fee schedules, pricing, design, processes, formulae, business plans, sales techniques, marketing techniques, training manuals and materials, policies or practices related to the Company’s business, personnel or other matters, computer databases, computer programs, software and other technology, customer lists and requirements, vendor lists, or supply information. Confidential Information includes such information of the Company, its customers, vendors, and other third parties or entities with whom the Company does business. Any information disclosed to the Employee or to which the Employee has had access to or has access to during the time of the Employee’s employment (including during any period of Employee’s employment with the Company prior to the Effective Date) that the Employee reasonably considers to be Confidential Information, or which the Company treats as Confidential Information, will be presumed Confidential Information.

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4.2 Restrictions on Use or Disclosure of Confidential Information. The Employee shall keep the Confidential Information in absolute confidence both during the Employee’s employment with the Company and after the termination of the Employee’s employment, regardless of the reason for such termination. The Employee agrees that the Employee has not and will not, at any time, disclose to others, use for the benefit of any entity or person other than the Company, or otherwise take or copy any such Confidential Information, whether or not developed by the Employee, except as required in the Employee’s duties to the Company.

4.3 Exceptions. The confidentiality and restriction on the use of Confidential Information under this Agreement shall not apply to Confidential Information to the extent that such Confidential Information: is now, or hereafter becomes, through no breach of this Agreement by the Employee, generally known or available to the public; was known to the Employee without an obligation to hold it in confidence prior to the time such Confidential Information was disclosed to the Employee by the Company; is disclosed or used, as applicable, with the prior written consent of the Company and in accordance with any limitations or conditions on such disclosure or use that may be imposed in such written consent; or was or is independently developed by the Employee without any use of or reference to the Confidential Information. In addition, notwithstanding any other language in this Agreement to the contrary, the Employee understands that the Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and the Employee does not disclose the trade secret except pursuant to a court order.

4.4 Return of Confidential Information and the Company’s Property. When the Employee’s employment terminates with the Company, regardless of the reason for such termination, the Employee will promptly turn over to the Company in good condition all Company property in the Employee’s possession or control, including but not limited to all originals, copies of, or electronically stored documents or other materials containing Confidential Information, regardless of who prepared them. In the case of electronically stored information retained by the Employee outside of the Company’s electronic systems, the Employee will promptly make a hard copy of such information in paper, audio recording, disc format, or other format as appropriate, turn that hard copy over to the Company, and then destroy the Employee’s electronically stored information.

5. Restrictive Covenants. Employee acknowledges and agrees that some activities by Employee would, by their nature and irrespective of Employee’s intent, involve conversion of Company trade secrets and other Confidential Information, technologies, products and services, and key business relationships to the unfair advantage of competitors if engaged in shortly after Employee’s employee ends. To avoid the irreparable harm that would be caused by conduct of this nature, Employee agrees to the following reasonable limitations after Employee’s employment with the Company ends for any reason:

5.1 Non-Competition. During the Employee’s employment with the Company and for a period of twelve (12) months after the Employee’s termination of employment with the Company, regardless of the reason for such termination, the Employee agrees that the Employee shall not, directly or indirectly, provide services to or be associated with a Competitor in any role or position, including as an employee, director, owner, consultant or otherwise, that would involve Competitive Activity within the United States. For purposes of this Agreement, “Competitor” refers to a person or entity who is engaged in (or is planning or preparing to engage in) the Company’s line of business, and is in the business or producing or providing products or services that displace the business opportunities for the Company’s products and/or services, or otherwise compete with them, and “Competitive Activity” refers to business-related activity on behalf of a Competitor that involves (i) providing, supervising, or managing services that are the same as or similar in function or purpose to those Employee provided, supervised, or managed for the Company during the then immediately prior two (2) year period, (ii) assisting in the creation, development, or improvement of products or services that compete with those of the Company, (iii) accepting competing business from any customer of the Company or assisting in servicing any customer of the Company for a Competitor, (iv) owning or operating a Competitor, or (v) undertaking any other duties or responsibilities that would be likely (whether intentional or not) to require or result in the use or disclosure of Confidential Information for the benefit of a Competitor. Competitive Activity shall not include business-related activities that solely involve a product or service provided by a segment of the Company’s business that Employee had no involvement with or access to Confidential Information about in the course of Employee’s employment with the Company.

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5.2 Non-Solicitation of Customers. During the Employee’s employment with the Company and for a period of twelve (12) months after the Employee’s termination of employment with the Company, regardless of the reason for such termination, the Employee agrees that the Employee shall not, directly or indirectly, solicit business from, work for, or otherwise interfere with or attempt to interfere with the Company’s relationship with (a) any customer of the Company or (b) any then-active material customer prospect of the Company known to Employee.

5.3 Non-Solicitation of Employees or Business Contacts. During the Employee’s employment with the Company and for a period of twelve (12) months after the Employee’s termination of employment with the Company, regardless of the reason for such termination, the Employee agrees that the Employee shall not, directly or indirectly, take any action to encourage, solicit, or recruit any current or former employee, consultant, independent contractor, subcontractor, supplier, vendor, or other business relation of the Company to terminate their relationship with the Company.

5.4 Disclosure of Obligations. Employee agrees that, during the Employee’s employment with the Company and for a period of twelve (12) months after the Employee’s termination of employment with the Company, regardless of the reason for such termination, the Employee shall, prior to accepting employment or any other business relationship with any other person or entity, inform that person or entity of the Employee’s obligations under Section 4 and this Section 5, including all of its subparts.

6. Assignment of Work Product. To the full extent permitted by applicable law, Employee hereby irrevocably assigns, grants, conveys, and otherwise transfers to the Company, and the Company’s respective successors and assigns, all of Employee’s Intellectual Property Rights in and to the Work Product (past, present, and future, including with respect to any period of Employee’s employment with the Company prior to the date of this Agreement), with no requirement of further consideration from or action by Employee or the Company. For purposes of this Agreement, “Work Product” means any inventions, original works of authorship, copyright eligible works, ideas, improvements, discoveries, unique or proprietary business methods, mask-works, formulas, algorithms, source code or software, innovations, discoveries, derivative works and patentable and unpatentable inventions and improvements, all copies of such works in whatever medium such copies are fixed or embodied, and all worldwide copyrights, trademarks, patents or other intellectual property rights in and to such intellectual property that Employee has conceived, developed, discovered, or created, or that Employee conceives, develops, discovers, or creates, while employed with a Company entity (including during any period of Employee’s employment with the Company prior to the date of this Agreement), during or after regular work hours, and on or off the Company premises that (a) relate to the Company’s business, or its actual or demonstrably anticipated research and/or development activities, (b) result from work performed for the Company, or (c) involve the use of resources of the Company. For purposed of this Agreement, “Intellectual Property Rights” means all intellectual property rights throughout the world, including, without limitation, (i) all rights relating to the protection of inventions, including patents, patent applications and invention disclosures; (ii) all rights in works of authorship, copyrightable works, registered and unregistered copyrights, all rights to databases and data collections, and registrations and applications for registration thereof; (iii) all rights in registered and unregistered trademarks, and registrations and applications for registration thereof, together with all goodwill associated therewith; (iv) all rights relating to the protection of trade secrets, know-how and proprietary information; (v) all moral and economic rights of authors and inventors, however denominated, throughout the world; (vi) all rights to obtain renewals, reissues, reexaminations, continuations, continuations-in-part, divisions or other extensions of legal protections pertaining thereto; (vii) all claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; and (viii) any right analogous to the forgoing

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7. Compliance and Remedies. The Employee recognizes that if the Employee violates this Agreement, including but not limited to Sections 4 and 5 of this Agreement, irreparable damage will result to the Company that could not adequately be remedied by monetary damages. As a result, the Employee hereby agrees that notwithstanding any other dispute resolution provisions of this Agreement, in the event of any breach by the Employee of this Agreement, including but not limited to Sections 4 and 5 of this Agreement, the Company shall be entitled, in addition to any other legal or equitable remedies available to it, to an injunction to restrain the Employee’s violation of any portion of this Agreement

8. Termination of Employment.

 8.1 Termination of Employment Events. Employee’s employment with the Company is at-will. Employee’s employment with the Company will terminate as follows:

(a)	Upon the effective date following written notice from the Company of the termination of Employee’s employment as specified herein;

(b)	Upon Employee’s abandonment of Employee’s employment or the effective date of Employee’s resignation for any reason;

(c)	After thirty (30) days’ advance written notice to Employee by the Company of termination of Employee’s employment for Employee’s Disability (as defined below); or

(d)	Immediately upon Employee’s death.

 8.2 Termination Date. The date upon which Employee’s termination of employment with the Company is effective is the “Termination Date.” For purposes of Section 9.1 only, with respect to the timing of the Severance Payments and the Benefits Continuation Payments, the Termination Date means the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (the “Code”).

9. Payments Upon Termination of Employment.

9.1 Termination of Employment by the Company Without Cause or by Employee for Good Reason. If Employee’s employment with the Company is terminated during the Term by the Company for any reason other than for Cause (as defined in Section 9.3), or if Employee’s employment with the Company is terminated during the Term by Employee for Good Reason (as defined in Section 9.5), then the Company shall, in addition to paying Employee’s Base Salary and other compensation and benefits earned through the Termination Date, and subject to Section 9.7,

(a)

pay to Employee as severance pay an amount equal to the sum of (i) fifty percent (50%) of Employee’s annualized Base Salary as of the Termination Date, less all legally required and authorized deductions and withholdings, payable in substantially equal installments in accordance with the Company’s regular payroll cycle during the six (6) month period immediately following the Termination Date, provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between the Termination Date and the 45th calendar day after the Termination Date will be delayed until the Company’s first regular payroll date that is after the expiration of all rescission periods identified in the Release (as defined in Section 9.7) but in no event later than seventy-five (75) days after the Termination Date and included with the installment payable on such payroll date (the “Severance Payments”); and

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(b)

if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with the Company following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that the Company would pay if Employee remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (i) the six (6) month anniversary of the Termination Date, (ii) the date Employee becomes eligible for group health insurance coverage from any other employer, or (iii) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Company under applicable law (the “Benefits Continuation Payments”).

9.2 Other Termination of Employment Events. If Employee’s employment with the Company is terminated by the Company or Employee for any reason upon or following the expiration of the Term, or if Employee’s employment with the Company is terminated during the Term by reason of:

(a)	Employee’s abandonment of Employee’s employment or Employee’s resignation for any reason other than Good Reason;

(b)	termination of Employee’s employment by the Company for Cause; or

(c)	Employee’s death or Disability,

then the Company shall pay to Employee or Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s Base Salary and other compensation earned through the Termination Date and Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

 9.3 Cause Defined. “Cause” hereunder means:

(a)	Employee’s material failure to perform Employee’s job duties competently as reasonably determined by the ;

(b)	gross misconduct by Employee which the Company’s Board of Managers (the “Board”) determines is (or will be if continued) demonstrably and materially damaging to the Company;

(c)	fraud, misappropriation, or embezzlement by Employee;

(d)	conviction of a felony crime or a crime of moral turpitude;

(e)	conduct in the course of employment that the Board determines is unethical; or

(f)	the material breach by Employee of this Agreement or any other written agreement between the Company and Employee.

With respect to Section 9.3(a), Section 9.3(b) and Section 9.3(e), the Company shall first provide Employee with written notice and an opportunity to cure such breach, if curable, in the reasonable discretion of the Board, and identify with specificity the action needed to cure within thirty (30) days of Employee’s receipt of written notice from the Company. If the Company terminates Employee’s employment for Cause pursuant to this Section 9.3, then Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

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9.4 Disability Defined. “Disability” hereunder means the inability of Employee to perform on a full-time basis, with or without reasonable accommodation, the duties and responsibilities of Employee’s employment with the Company by reason of Employee’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of at least one hundred (100) days or more during any 360-day period. A period of inability shall be “uninterrupted” unless and until Employee returns to full-time work for a continuous period of at least thirty (30) days. This Section 9.4 does not relieve the Company of any duty to reasonably accommodate a qualifying disability under the Americans with Disabilities Act, any legal duty under the Family Medical Leave Act, or any of its other duties pursuant to applicable law.

9.5 Good Reason Defined. “Good Reason” hereunder means the initial occurrence of any of the following without Employee’s consent: (a) a material and adverse change in Employee’s duties, title or position, provided, however, that a change in the Company’s status as a publicly held corporation filing reports with the Securities and Exchange Commission shall not be deemed to constitute Good Reason hereunder; (b) a reduction of fifteen percent (15%) or more by the Company in Employee’s Base Salary except for across-the-board salary reductions similarly affecting all senior executive officers of the Company; or (c) a material breach by the Company of its obligations under this Agreement; provided, however, Good Reason shall not exist unless Employee has provided notice of the existence of the Good Reason condition within ninety (90) days of the date Employee learns of the condition, the Company fails to reasonable cure such condition within thirty (30) days after the Company’s receipt of such notice, and the Termination Date occurs within thirty (30) days after the expiration of the Company’s cure period.

9.6 The Company’s Sole Obligation. In the event of termination of Employee’s employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 9.1 or Section 9.2 (as applicable), and the Company shall have no other obligation to Employee or to Employee’s beneficiary or Employee’s estate, except for any amounts due under the terms of any employee benefit plans or programs then maintained by the Company in which Employee participates.

9.7 Conditions To Receive the Severance Payments and the Benefits Continuation Payments. Notwithstanding the foregoing provisions of this Section 9, the Company will not be obligated to make the Severance Payments or the Benefits Continuation Payments under Section 9.1 to Employee unless (a) Employee signs a release of claims in favor of the Company in a form to be prescribed by the Company (the “Release”), (b) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Employee rescinding the Release, and (c) Employee is in strict compliance with the terms of this Agreement and any other written agreement between Employee and the Company.

10. Section 409A and Taxes Generally.

10.1 Taxes. The Company shall be entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Company. Except for any tax amounts withheld by the Company from any compensation that Employee may receive in connection with Employee’s employment with the Company and any employer taxes required to be paid by the Company under applicable laws or regulations, Employee is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Employee receives from the Company under this Agreement or otherwise in connection with Employee’s employment with the Company. The Company does not guarantee any particular tax consequence or result with respect to any payment made by the Company.

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10.2 Section 409A. This Agreement is intended to provide for payments that satisfy, or are exempt from, the requirements of Section 409A, including Sections 409A(a)(2), (3) and (4) of the Code and current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement:

(a) all payments to be made to Employee hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified in this Agreement or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A;

(b) the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of Employee’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to Employee related to Employee’s termination of employment under Section 9.1, and any reference to Employee’s “Termination Date” or “termination” of Employee’s employment in Section 9.1, shall mean the date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii));

(c) in the case of any amounts payable to Employee under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii);

(d) to the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which Employee incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) Employee’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit;

(e) to the extent any payment or delivery otherwise required to be made to Employee hereunder on account of Employee’s separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if Employee is a “specified employee” under Section 409A at the time of Employee’s separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Employee’s separation from service, or (ii) the date of Employee’s death (such first business day, the “Delayed Payment Date”), and on the Delayed Payment Date, there shall be paid or delivered to Employee or, if Employee has died, to Employee’s estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement; and

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(f) the Parties agree that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

11. Miscellaneous.

11.1 Entire Agreement. This Agreement and the 2024 Bonus Plan contain the entire agreement and understanding among the Company and the Employee relative to subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including but not limited to the Prior Employment Agreement and the Bonus Agreement.

11.2 Applicable Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement are governed by the laws of the State of Virginia without giving effect to any choice or conflict of law provision or rule, whether of the State of Virginia or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Virginia.

11.3 Choice of Jurisdiction. Employee and the Company consent to jurisdiction of the state and/or federal courts of Virginia, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement or Employee’s employment with the Company or the termination of such employment. Any action involving claims for interpretation, breach, or enforcement of this Agreement or related to Employee’s employment with the Company or the termination of such employment shall be brought in such courts. Each Party consents to personal jurisdiction over such Party in the state and/or federal courts of Virginia and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

11.5 Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties.

11.6 Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company, provided any such successor or assignee assumes all of the Company’s obligations under this Agreement. Neither Party may, without the written consent of the other Party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Employee, assign or delegate any of its rights or obligations under this Agreement to any Company or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 11.6. Employee may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Employee of this Agreement or any of Employee’s duties, responsibilities, or obligations hereunder is void.

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11.7 Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Parties. In addition, no waiver of any provision of this Agreement shall be binding unless set forth in a writing signed by the Party effecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

11.8 Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect. Moreover, if one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law.

11.9 Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each Party to the other, provided that all notices to the Company shall be directed to the attention of Chief Executive Officer of the Company, 2259 Kings Hwy, King George, VA 22485 with a copy to Chief Executive Officer of Lendway, Inc., 5000 W 36th Street, Suite 220, Minneapolis, Minnesota 55416 and all notices directed to the attention of Employee shall be directed to Craig A. Brandt, Moss & Barnett, P.A., 150 South Fifth Street, Suite 1200, Minneapolis, MN 55402. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

11.10 Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties.

[Signature Page Follows]

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 THIS EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

FRESH TULIPS USA, LLC

Date: February 20, 2024	/s/ Randy Uglem
By: Randy Uglem
Its: Chief Executive Officer

EMPLOYEE:

Date: February 16, 2024	s/ Werner Frank Jansen
Werner Frank Jansen

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